EXHIBIT 4.1

FIRST AMENDMENT TO

RIGHTS AGREEMENT

This Amendment to Rights Agreement, effective as of February 25, 2009 (this “Amendment”), is entered into by and between Live Nation, Inc. (formerly known as CCE Spinco, Inc.), a Delaware corporation (the “Company”), and The Bank of New York Mellon (formerly known as The Bank of New York), as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement, dated as of December 21, 2005 (the “Rights Agreement”) (capitalized terms used herein but not defined shall have the meanings ascribed to them in the Rights Agreement);

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated February 10, 2009 (the “Merger Agreement”), with Ticketmaster Entertainment, Inc. (“Ticketmaster”), whereby Ticketmaster will be merged with and into a wholly owned subsidiary of the Company in a merger pursuant to which the stockholders of Ticketmaster (the “Ticketmaster Stockholders”) will receive shares of Common Stock (the “Merger”);

WHEREAS, the Company has entered into a Stockholder Agreement, dated February 10, 2009 (the “Stockholder Agreement”), with Ticketmaster, Liberty Media Corporation and Liberty USA Holdings, LLC;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement, without the approval of the any holder of Rights, in order to, among other things, make the provisions of the Rights Agreement inapplicable to a particular transaction pursuant to which a person would otherwise become an Acquiring Person;

WHEREAS, the Company desires to amend the Rights Agreement, on the terms set forth herein, such that none of Liberty Parties (as defined by the Stockholder Agreement) will become an Acquiring Person, subject to such Liberty Party’s compliance with the terms of the Stockholder Agreement; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendment.

(a) Section 1(n) of the Rights Agreement shall be amended and restated, as of immediately prior to the Effective Time (as defined in the Merger Agreement), in its entirety as follows:

“Excluded Person” means, as the context may require, each, any and all of the following:

(i) each Company Entity;

(ii) any Person who or that has reported Beneficial Ownership of Common Stock on Schedule 13G under the Exchange Act, but only if and for so long as: (A) such Person is the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding, (B) such Person satisfies the criteria set forth in both Rule 13d-1(b)(1)(i) and Rule 13d-1(b)(1)(ii) of the General Rules and Regulations under the Exchange Act and (C) such Person has not reported and is not required to report such ownership on Schedule 13D under the Exchange Act; and

(iii) any Liberty Party (as such term is defined in the Stockholder Agreement, dated February 10, 2009 (the “Liberty Stockholder Agreement”), among the Company, Ticketmaster Entertainment, Inc. (“Ticketmaster”), Liberty Media Corporation and Liberty USA Holdings, LLC) who acquires shares of Common Stock (x) as a result of the Company’s consummation of the transactions contemplated by the Agreement and Plan of Merger, dated February 10, 2009 (the “Merger Agreement”), by and between the Company and Ticketmaster or (y) subject to the limitations and conditions set forth in the Liberty Stockholder Agreement, anytime thereafter, in each case, so long as the Liberty Parties’ “Beneficial Ownership” of “Equity Securities” does not exceed the “Applicable Percentage” (as such terms are defined in the Liberty Stockholder Agreement); provided, that no Liberty Party shall cease to be an Excluded Person (x) by reason of a purchase of shares of Common Stock in excess of the Applicable Percentage to the extent such purchase is in a Rights Offering (as defined in the Liberty Stockholder Agreement) or an offer that was made generally available to holders of equity securities of the Company, or (y) as a result of the exercise or exchange of Rights held by a Liberty Party.

(b) Section 26 of the Rights Agreement shall be amended and restated by replacing the address of the Rights Agent with the following:

“The Bank of New York Mellon

480 Washington Boulevard

Jersey City, NJ 07310

Attention: Steven Myers

Facsimile: (732) 667-9464

with a copy to:

The Bank of New York Mellon

480 Washington Boulevard

Jersey City, NJ 07310

Attention: General Counsel

Facsimile: (201) 680-4610”

Section 2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; provided, however, that the rights, duties and obligations of the Rights Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 4. No Modification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of February 25, 2009.

Attest:		LIVE NATION, INC.

By:	/s/ Eric Lassen	By:	/s/ Kathy Willard
	Name: Eric Lassen Title: Deputy General Counsel		Name: Kathy Willard Title: EVP and Chief Financial Officer

Attest:		THE BANK OF NEW YORK MELLON

By:	/s/ Kerri J. Shenkin	By:	/s/ Steven Myers
	Name: Kerri J. Shenkin Title: Assistant Vice President		Name: Steven Myers Title: Vice President

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